March 15, 2007

Re: Wells Limited Partnership 2006 Georgia State Withholding

Dear Wells L.P. Investor:

We are writing to inform you that Wells Real Estate Fund II-OW was required to withhold Georgia state income tax on your behalf for the tax year ended December 31, 2006. Georgia requires partnerships with nonresident partners to withhold tax on the income allocable to those partners. The Georgia withholding tax rate is 4%. Credit for the state tax paid by the partnership may be claimed on the nonresident partner's income tax return.

Please note that the amount of the Georgia state tax (paid in March 2007) was not reflected on the 2006 Schedule K-1 mailed to you last month. The final Georgia state tax liability was not determined until after the 2006 Schedule K-1 was completed. Therefore, we are enclosing a Georgia State Withholding Form (Form G2-A) that shows the state withholding payment made on your behalf. The state income reported in Box 6 of this form is the same as the Georgia state information provided to you on your 2006 Schedule K-1. The only additional information is the Georgia state withholding amount reported in Box 7. Please note that you may use the enclosed form to receive credit for the Georgia state tax.

If you have any questions about your individual tax situation, please contact your tax advisor, as Wells does not render tax advice. If you have any general questions regarding your state form, please contact a Wells Client Services Specialist at 800-557-4830, Monday through Thursday, 8:15 a.m. to 6:30 p.m., or Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

Thank you for investing with Wells Real Estate Funds.

Sincerely,

/s/ Richard Scott

Richard Scott

Vice President

Client Relations

Enclosure

cc: Financial Representatives